UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.  20549


                                        SCHEDULE 13G

                         Under the Securities Exchange Act of 1934
                                    (Amendment No. 27)*.

                                     Ruddick Corporation

                                            Common

                                           78125810

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of give percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP NO.  78125810 13G

1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SunTrust Banks, Inc. as Parent Holding Company for: SunTrust Banks
      of Georgia, Inc. as Parent Holding Company for SunTrust Bank, Atlanta and in various fiduciary capacities. 58-1575035
------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) _______
                                                        (B) _______
------------------------------------------------------------------------
3.    SEC USE ONLY

------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Georgia
----------------------------------------------------------------------
NUMBER OF                 5.  SOLE VOTING POWER

SHARES                    13,207,391
                          --------------------------------------------------
BENEFICIALLY              6.  SHARED VOTING POWER

OWNED BY                  -0-
                          --------------------------------------------------
EACH                      7.  SOLE DISPOSITIVE POWER

REPORTING                 13,207,391
                          --------------------------------------------------
PERSON                    8.  SHARED DISPOSITIVE POWER

WITH                      -0-
----------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,207,391
------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*
------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        28.4%
------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        HC and BK



CUSIP NO.  78125810  13G

1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SunTrust Bank, Atlanta as Trustee for the Employee Stock Ownership Plan for Employees of Ruddick Corporation 58-0466330
------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (A) _______
                                                         (B) _______
------------------------------------------------------------------------
3.    SEC USE ONLY

------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Georgia
----------------------------------------------------------------------
NUMBER OF                 5.  SOLE VOTING POWER

SHARES                    13,207,391
                          --------------------------------------------------
BENEFICIALLY              6.  SHARED VOTING POWER

OWNED BY                  -0-
                          --------------------------------------------------
EACH                      7.  SOLE DISPOSITIVE POWER

REPORTING                 13,207,391
                          --------------------------------------------------
PERSON                    8.  SHARED DISPOSITIVE POWER

WITH                      -0-
----------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,207,391
------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*
------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        28.4%
------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        BK


                            SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C. 20549

                                        SCHEDULE 13G
                         UNDER THE SECURITIES EXCHANGE ACT OF 1934


Item 1(a)    Name of Issuer:
---------    --------------
             Ruddick Corporation

Item 1(b)    Address of Issuer's Principal Executive Offices:
---------    -----------------------------------------------
             2000 Two First Union Center
             Charlotte, North Carolina  28282

Item 2(a)    Name of Person Filing:
---------    ---------------------
             SunTrust Banks, Inc. as Parent Holding Company for SunTrust
             Banks of Georgia, Inc. as Parent Holding Company for SunTrust
             Bank, Atlanta and in various fiduciary capacities.

Item 2(b)    Address of Principal Business Office(s):
---------    ---------------------------------------
             25 Park Place, N.E.
             Atlanta, Georgia  30303

Item 2(c)    Citizenship:
---------    -----------
             SunTrust Banks, Inc. is a Georgia corporation; SunTrust
             Banks of Georgia, Inc. is a Georgia corporation; SunTrust
             Bank, Atlanta is a Georgia banking association.

Item 2(d)    Title of Class of Securities:
---------    ----------------------------
             Common

Item 2(e)    CUSIP Number:
---------    ------------
             78125810



Item 3        Type of Person:
------        --------------
              (b)  Bank as defined in section 3(a)(6) of the Act.
              (g) Parent holding company, in accordance with para. 240,13d-1(1)(ii)(H).

Item 4        Ownership:
------        ---------

              Amount Beneficially Owned.  13,207,391

             (b)  Percent of Class:   28.4%

             (c)  Number of Shares as to which such person has:

                  (i) Sole power to vote or to direct the vote:  13,207,391

                 (ii) Shared power to vote or to direct the vote:  -0-

                (iii) Sole power to dispose or to direct the disposition of:
                       13,207,391

                (iv)  Shared power to dispose or the direct the disposition of: -0-



Item 5    Ownership of Five Percent or Less of Class:
------    ------------------------------------------
          Not Applicable

Item 6    Ownership of More than 5 Percent of Behalf of Another Person:
------    ------------------------------------------------------------
          Not Applicable

Item 7    Identification and Classification of the Subsidiary Which
------    Acquired the Security Being Reported on By the Parent Holding
          Company:
          ------------------------------------------------------------
          Not Applicable

Item 8    Identification and Classification of Members of the Group:
------    ---------------------------------------------------------
          Not Applicable

Item 9    Notice of Dissolution of Group:
------    ------------------------------
          Not Applicable

Item 10   Certification:
-------   -------------
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

          Signature:
          ---------
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    January 31, 1997

SunTrust Banks, Inc.

By        /s/ Cynthia S. Walker
          -------------------------
          Assistant Vice President
          STI Trust & Investment Operations, Inc. as agent for
          SunTrust Banks, Inc.


                                   EXHIBIT A

     The shares reported are held by Trust Company Bank as Trustee for the Employee Stock Ownership Plan for Employees of Ruddick Corporation. Trust Company Bank disclaims any beneficial interest in any of the shares reported, the filing of this statement shall not be construed as an admission to the contrary.





SunTrust Banks, Inc.
25 Park Place, N.E.
Atlanta, Georgia  30303


January 31, 1997

Ladies and Gentlemen:

There is hereby transmitted for filing pursuant to Section 13(g) of the Securities Exchange Act of 1934 and Rule 13G thereunder a Schedule 13G relating to beneficial ownership by SunTrust Banks, Inc. and its subsidiaries of shares of Ruddick Corporation common stock.

Please call the undersigned at (404) 581-1475 if you have any questions.

Sincerely,

/s/ Cynthia S. Walker
---------------------
Cynthia S. Walker
Assistant Vice President
STI Trust & Investment Operations, Inc. as agent for SunTrust Banks, Inc.

c:    Ruddick Corporation
      New York Stock Exchange